UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Dated January 15, 2007
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(770) 622-8400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-2.1 TRANSACTION AGREEMENT DATED JANUARY 15, 2007
EX-99.1 PRESS RELEASE

Item 1.01. Entry into a Material Definitive Agreement.
Transaction Agreement
     On January 15, 2007, ARRIS Group, Inc. (“ARRIS”) entered into a Transaction Agreement (the “Transaction Agreement”) with Tandberg Television ASA, a Norwegian public limited company listed on the Oslo Stock Exchange (“Tandberg”), pursuant to which ARRIS agreed to acquire all outstanding shares of Tandberg stock pursuant to a voluntary tender offer (the “Tender Offer”). ARRIS is offering Tandberg shareholders consideration having a value of 96 Norwegian Kroner (“NOK”) per share of Tandberg common stock, consisting of no less than NOK 80 in cash and shares of ARRIS common stock with a value up to NOK 16. ARRIS has the right to increase the cash portion of the offer at its discretion so long as the total value of the offer consideration equals NOK 96 per share. Tandberg shareholders will have the right to elect to receive what percentage of the consideration they receive in cash and shares of ARRIS common stock, provided, that such elections will be subject to pro rata adjustment to ensure that the amount of cash paid to the Tandberg shareholders does not exceed the limit specified in the Transaction Agreement. In addition, in no event shall ARRIS be required to issue a number of shares of its common stock in excess of 19.9% of its outstanding shares and the amount of cash paid to the Tandberg shareholders will be increased, if necessary, to comply with this limitation. The aggregate purchase is expected to be approximately $1.2 billion at current exchange rates.
     The Transaction Agreement provides for, among other things, the making of the Tender Offer, covenants by ARRIS and Tandberg, including Tandberg’s covenant to assist ARRIS in taking all reasonably necessary steps to close the financing and bank facility contemplated in the commitment letter (as described below), restrictions on Tandberg’s ability to further market the company, and the payment to ARRIS of an $18 million termination fee in the event a competing offer is made, the Transaction Agreement is terminated and an alternative transaction is consummated within a set period of time after termination of the Transaction Agreement, or if Tandberg’s board of directors changes its recommendation of the transaction. In addition, under the terms of the Transaction Agreement, ARRIS has agreed that, to the extent necessary, it will register the shares issued to the Tandberg shareholders so that such shares may be resold in the U.S. following the acquisition. The transaction is expected to be completed in the second quarter of 2007 and is subject to limited conditions, principally regulatory approvals, as well as ARRIS receiving valid and unconditional acceptances in the Tender Offer from shareholders representing more than 90% of the shares. If ARRIS is successful in receiving at least 90% of the outstanding Tandberg shares, it will conduct a subsequent mandatory offering for the remaining shares.
     On January 15, 2007, ARRIS issued a press release announcing the transaction described above. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.
Bank Facility Commitment Letter
     In connection with the execution of the Transaction Agreement, ARRIS entered into a Commitment Letter, dated January 15, 2007 (the “Commitment Letter”), with UBS Loan Finance LLC and UBS Securities LLC, which Commitment Letter was subsequently amended on January 18, 2007 to extend the termination date thereof. The Commitment Letter provides for a bank facility consisting of a term loan facility and a revolving credit facility (collectively, the “Bank Facility”). ARRIS intends to utilize the funds available through the Bank Facility to finance the majority of the cash consideration to be paid to Tandberg shareholders in the Tender Offer discussed above, to pay fees, commissions and expenses in connection with the transaction, and for general working capital and corporate purposes following the transaction.

     The Bank Facility will contain customary representations and warranties, affirmative covenants and negative covenants, including limitations with respect to certain transactions, payment of dividends, indebtedness, loans and investments, liens and similar matters. It also will contain financial covenants including a minimum interest coverage ratio and a maximum leverage ratio. In addition, the Bank Facility will contain customary closing conditions including a minimum, post-closing cash balance of $75 million, the completion of the Tender Offer pursuant to the Transaction Agreement, and the absence of any material adverse changes.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
2.1	Transaction Agreement, dated January 15, 2007, between ARRIS Group, Inc. and Tandberg Television ASA
99.1	Press release dated January 15, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arris Group, Inc.
By:	/s/ David B. Potts
David B. Potts
Executive Vice President and Chief Financial Officer

Dated: January 19, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
2.1	Transaction Agreement, dated January 15, 2007, between ARRIS Group, Inc. and Tandberg Television ASA
99.1	Press release dated January 15, 2007